Exhibit 99.1

FOR IMMEDIATE RELEASE

Cumulus Enters Restructuring Support Agreement to Reduce Debt by Over $1 Billion

Elects to File Chapter 11 to Implement Financial Restructuring in Support of Turnaround Efforts

ATLANTA, GA—November 29, 2017: Cumulus Media Inc. (OTCQX: CMLS) (the “Company,” “we,” “us,” or “our”) today announced that it has entered into a Restructuring Support Agreement (the “RSA”) with, among others, certain of its secured lenders holding, in the aggregate, approximately 69% of the Company’s term loan to reduce the Company’s debt by more than $1 billion. To implement the balance sheet restructuring contemplated by the RSA, the Company today filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

Cumulus expects all operations, programming and sales to continue as normal throughout this restructuring process. The Company has ample cash on hand, combined with funds generated from ongoing operations, to support the business during the financial restructuring process, and as a result, it does not intend to seek debtor-in-possession (DIP) financing.

Mary Berner, President and Chief Executive Officer of Cumulus Media Inc., said, “Over the last two years, we have focused on implementing a business turnaround to reverse the Company’s multi-year ratings, revenue and EBITDA declines, create a culture that fosters motivated and engaged employees, and build an operational foundation to support the kind of performance we believe Cumulus is capable of delivering. As we have demonstrated in many measurable ways – including increased ratings, revenue market share gains, improved employee satisfaction, reduced employee turnover and, over the last several quarters, our return to year-over-year EBITDA and revenue growth – that turnaround has not only been successful but is continuing. However, as we have noted consistently, the debt overhang left by previous years of underperformance remains a significant financial challenge that we must overcome for our operational turnaround to proceed.”

Ms. Berner continued, “The actions we are taking today to address our balance sheet are a critical step forward for Cumulus. We will use this restructuring process to relieve the financial constraints on our continued progress, allowing us to focus our resources on investing in our business and people to strengthen our competitiveness and ultimately drive growth. We have ample cash to support our operations and service our advertisers, vendors and affiliates during this period, and we look forward to becoming an even stronger partner to all of them when we complete this important phase of our turnaround strategy.”

Ms. Berner concluded, “We appreciate the tremendous efforts of the Cumulus team throughout the business turnaround and thank our employees for continuing to be the true force driving our success.”

Additional information is available at www.cumulus.com/restructuring or by calling Cumulus’s Restructuring Hotline, toll-free in the U.S. at 1-844-429-1668. (For calls originating outside of the U.S., please dial 1-503-597-5529.) In addition, court filings and other documents related to the court-supervised proceedings are available on a separate website administered by Cumulus’s claims agent, Epiq, at http://dm.epiq11.com/cumulus.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel, PJT Partners, Inc. is acting as financial advisor to Cumulus, and Alvarez & Marsal is serving as restructuring advisor.

About Cumulus Media

A leader in the radio broadcasting industry, Cumulus Media (OTCQX: CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands to deliver premium content choices to the 245 million people reached each week through its 446 owned-and-operated stations broadcasting in 90 U.S. media markets (including eight of the top 10), approximately 8,000 broadcast radio stations affiliated with its Westwood One network and numerous digital channels.

Together, the Cumulus/Westwood One platforms make Cumulus Media one of the few media companies that can provide advertisers with national reach and local impact. Cumulus/Westwood One is the exclusive radio broadcast partner to some of the largest brands in sports, entertainment, news, and talk, including the NFL, the NCAA, the Masters, the Olympics, the GRAMMYs, the Academy of Country Music Awards, the American Music Awards, the Billboard Music Awards, Westwood One News, and more. Additionally, it is the nation’s leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, exclusive digital content, and live events. For more information, visit www.cumulus.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations, primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties relating to our ability to successfully navigate the Chapter 11 process, including the ability to confirm and consummate a plan of reorganization in accordance with the terms of the RSA; our ability from time to time to renew one or more of our broadcast licenses; changes in interest rates; changes in the fair value of our investments; the timing of, and our ability to complete, any acquisitions or dispositions pending from time to time; costs and synergies resulting from the integration of any completed acquisitions; our ability to effectively manage costs; our ability to effectively drive and manage growth; the popularity of radio as a broadcasting and advertising medium; changing consumer tastes; the impact of general economic conditions in the United States or in specific markets in which we currently do business; industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events; our ability to generate revenues from new sources, including local commerce and technology-based initiatives; the impact of regulatory rules or proceedings that may affect our business or any acquisitions; the write-off of a material portion of the fair value of our FCC broadcast licenses and goodwill from time to time; and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016 and any subsequent filings. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter the actual results of our operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

Contact Information

Investor Relations

Collin Jones

Cumulus Media, Inc.

404-260-6600

Media Inquiries

Michael Freitag / Aaron Palash / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449